SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 22, 2009 (October 16, 2009)

CHINA FIRE & SECURITY GROUP, INC.
(Exact name of registrant as specified in Charter)

Florida	000-50491	65-1193022
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

B-2508 TYG Center, C2
Dongsanhuanbeilu,
Chaoyang District, Beijing 100027,
People’s Republic of China
(Address of Principal Executive Offices)

(86-10) 8441 7400
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2009, China Fire & Security Group, Inc.’s (the “Company”) 2009 Annual Meeting of Stockholders was held at B-2508 TYG Center, C2 Dongsanhuanbeilu, Chaoyang District, Beijing 100027,  People’s Republic of China. The following seven directors were elected to serve on the Board of Directors until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office, whose resumes are attached as follows:

Mr. Gangjin Li, Chairman of the Board, 47. Mr. Li has served as our Chairman of the Board since October 2006. Mr. Li is the founder of Sureland, and served as Chairman of the Board and the General Manager of Sureland Industrial from 1995 until January 2009. Mr. Li is an executive director of China Fire Protection Association (CFPA), and vice-chairman of “Electrical Fire Prevention Committee of CFPA”. Mr. Li holds a bachelor’s degree from Wuhan University of Science and Technology and a Master degree in management science from Beijing University.

Mr. Brian Lin, CEO, Director, 44. Mr. Lin has served as a director since October 2006. Mr. Lin has over 17 years management and technical experience both in the US and China. Mr. Lin is an early stage investor and co-founder of the Company and has been providing strategic guidance since its inception. Prior to joining the Company full time in January 2006, Mr. Lin held various management and technical positions with PacificNet and UTStarcom in China and Nortel Networks and Motorola in the US. Mr. Lin received his Master’s Degree in Electrical Engineering from University of Toronto, Canada in 1989.

Mr. Weishe Zhang, Chief Technology Officer, Director, 44. Mr. Zhang has served as a director and our Chief Technology Officer since February 2009. From 2002 to February 2009, Mr. Zhang held various positions in the field of product research and development, including Director of System Integration, Director of Product Research and Development Center and Chief Engineer in Sureland Industrial (a wholly owned subsidiary of China Fire). With over 15 years of experience in the China fire protection industry, Mr. Zhang is the inventor of dozens of international and domestic product and technology patents. Mr. Zhang received a Master’s Degree in Engineering from Beijing University of Aeronautics & Astronautics in 1989.

Mr. Guoyou Zhang, Director, 57, Mr. Zhang has served as an independent Director since April 2007. Mr. Zhang is currently the Vice President of Beijing University and the director of the Institute of International Business Management, Beijing University. Professor Zhang has extensive experience in teaching economics and business management and has written and/or edited many published articles and books over the past 20 years. Mr. Zhang has been teaching in Beijing University since 1976. He received his Ph.D. degree in Economics from Beijing University in 1991.

Mr. Xuewen Xiao, Director, 40, Mr. Xuewen Xiao has served as an independent Director since September 2008. Mr. Xiao has been the president of Chongqing Iron & Steel Design & Research Institute and the chairman of CISDI Engineering Co, Ltd, a state-owned company since March 2003. Mr. Xiao graduated from Tsinghua University with Master of Science degree in Mechanical Engineering in 1994.

Mr. Xianghua Li, Director, 64, Mr. Xianghua Li has served as an independent Director since September 2008. Mr. Li was the vice chairman of China Fire Protection Association since October 2003. Mr. Li had his diploma from Military School of Mechanical Technology.

Mr. Albert McLelland, Director, 50, Albert Mclelland has served as an independent Director since September 2008. Since 2003, Mr. McLelland has been the Senior Managing Director of AmPac Strategic Capital LLC (AmPac). Prior to founding AmPac, Mr. McLelland was responsible for the day-to-day operations of the cross-border transactions Initiative of PricewaterhouseCoopers’ (PwC) Financial Advisory Services. Albert possesses extensive investment and merchant banking experience. He has built two Asian based financial service firms and also ran corporate finance at CEF Taiwan Limited. Mr. McLelland began his investment banking career at Shearson Lehman. Mr. McLelland is also teaching “Venturing in China” at the Caruth Institute for Entrepreneurship at the Cox School of Business at Southern Methodist University. Mr. McLelland holds an MBA degree from the University of Chicago and a Master of International Affairs from Columbia. He did his undergraduate studies at the University of South Florida and also studied Mandarin at the National Normal University in Taiwan.

The votes regarding the election of the persons named above as directors were as follows:

	FOR	AGAINST	ABSTENTIONS

Gangjin Li	23,763,609	200,554	0
Brian Lin	23,768,800	195,363	0
Weishe Zhang	23,773,792	190,371	0
Guoyou Zhang	23,778,753	185,410	0
Xuewen Xiao	23,669,215	264,948	0
Xianghua Li	23,779,754	184,409	0
Albert McLelland	23,608,361	355,802	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA FIRE & SECURITY GROUP, INC.

Date: October 22, 2009	By:	/s/ Brian Lin
Name: Brian Lin
Title: Chief Executive Officer